Exhibit 99.1

Super Micro Computer, Inc. Schedules Conference Call and Webcast for
Fourth Quarter and Fiscal 2017 Financial Results
Company to Report Preliminary Financial Results

San Jose, Calif.--(BUSINESS WIRE)-July 20, 2017 - Super Micro Computer, Inc. (NASDAQ: SMCI), a global leader in high-performance, high-efficiency server, storage technology and green computing, today provided preliminary information regarding its financial results for the fourth quarter ended June 30, 2017.

The Company also announced it will release fourth quarter and fiscal 2017 financial results on Thursday, August 3, 2017, immediately after the close of regular trading, followed by a teleconference beginning at 2:00 p.m. (Pacific Time).

The Company now anticipates it will report revenue for its fourth quarter of fiscal 2017 in the range of $712 million to $717 million. This compares to the Company’s previous guidance range of $655 million to $715 million. Revenue exceeded expectations primarily due to stronger sales in Asia and at storage customers with strong shipments that accelerated late in the quarter.

The Company also anticipates its non-GAAP earnings per diluted share will be in a range of $0.35 to $0.37. This includes an estimated negative impact of $0.09 related to three major items: expiring customer agreements with unfavorable DRAM and SSD pricing; urgent new projects with unanticipated R & D expense from major partners with NRE to be recovered in later quarters; and tax impact due to our global corporate tax structure. This compares to the Company’s previous guidance of $0.40 to $0.50.

“While Supermicro exceeded revenue expectations with record high revenues due to growth in our Asia business as well as new storage customers, earnings were lower than forecast. We were negatively impacted by DRAM and SSD price increases under a number of expiring fixed priced long-term customer agreements. Operating expenses were also higher due to urgent new project R & D expense with major partners for development of programs such as AI and autonomous driving. We will provide more detail on the fourth quarter at the time of our earnings call,” said Charles Liang, Chairman and Chief Executive Officer. “Notwithstanding these transitory operational impacts, Supermicro continues to expand its customer base and grow market share. With over 100 SKU’s launched for Skylake and NVMe Storage solutions, Supermicro is prepared for strong growth in the upcoming technology cycle. At this time, with the Company’s strong pipeline of business exiting the fourth quarter, we expect that the September quarter will exceed the seasonally adjusted revenue that we typically expect.”

Conference Call/Webcast Information for August 3, 2017
Supermicro will hold a teleconference to announce its fourth quarter and fiscal 2017 financial results on Thursday, August 3, 2017, beginning at 2:00 p.m. (Pacific Time). Those wishing to participate in the conference call should dial 1-888-352-6793 (International callers dial 1-719-325-4753) a few minutes prior to the call’s start to register. The conference ID is 7567416. A replay of the call will be available through 11:59 p.m. (Eastern Time) on Thursday, August 17, 2017, by dialing 1-844-512-2921 (International callers dial 1-412-317-6671) and entering replay PIN 7567416.

Those wishing to access the live or archived webcast via the Internet should go to the Investor Relations tab of the Supermicro website at www.Supermicro.com.

About Super Micro Computer, Inc.

Supermicro®, a global leader in high-performance, high-efficiency server technology and innovation is a premier provider of end-to-end green computing solutions for Data Center, Cloud Computing, Enterprise IT, Hadoop/Big Data, HPC and Embedded Systems worldwide. Supermicro's advanced Server Building Block Solutions® offer a vast array of components for building energy-efficient, application-optimized, computing solutions. Architecture innovations include Twin, TwinPro, FatTwin™, Ultra Series, MicroCloud, MicroBlade, SuperBlade®, Double-sided Storage®, Battery Backup Power (BBP®) modules and WIO/UIO.

Products include servers, blades, GPU systems, workstations, motherboards, chassis, power supplies, storage, networking, server management software and SuperRack® cabinets/accessories delivering unrivaled performance and value.

Founded in 1993 and headquartered in San Jose, California, Supermicro is committed to protecting the environment through its "We Keep IT Green®" initiative. The Company has global logistics and operations centers in Silicon Valley (USA), the Netherlands (Europe) and its Science & Technology Park in Taiwan (Asia).

Supermicro, FatTwin, TwinPro, SuperBlade, Double-Sided Storage, BBP, SuperRack, Building Block Solutions and We Keep IT Green are trademarks and/or registered trademarks of Super Micro Computer, Inc.

All other brands, names and trademarks are the property of their respective owners.

SMCI-F

Investor Relations Contact
Super Micro Computer, Inc.
Perry G. Hayes, 408-895-6570
SVP, Investor Relations
PerryH@Supermicro.com